Exhibit 10.1
[DATE]
[DIRECTOR]
[ADDRESS]
[ADDRESS]
Dear [DIRECTOR]:
     Horizon Lines, Inc. (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the service restrictions and other terms set forth in this letter agreement and in the Horizon Lines, Inc. 2009 Incentive Compensation Plan (the “Plan”).
     The grant of these shares is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”). The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. A copy of the Plan is attached to this letter.
     1. Grant. In consideration of your agreements contained in this letter, the Company hereby grants you [NUMBER] shares of Company Stock (the “Restricted Shares”) as of [DATE] (the “Grant Date”), the date on which the Committee met and approved the granting of this award. The Restricted Shares are subject to service restrictions set forth below. Until these restrictions lapse, the Restricted Shares are forfeitable and nontransferable.
     2. Vesting. The Restricted Shares shall vest, and become freely transferable, as follows:
     (a) 100% of the Restricted Shares will vest and become freely transferable as of the first anniversary of the Grant Date (the “Vesting Date”), provided that you have been in continuous service as a Board member with the Company (or any Subsidiary) for the period beginning on the Grant Date and ending on the Vesting Date. If you separate from service prior to the Vesting Date for any reason other than as described in subsections (b) or (c) below, you will forfeit all rights in the Restricted Shares at that time, notwithstanding your return to active service prior to the Vesting Date.
     (b) Notwithstanding subsection (a) above, if, prior to the Vesting Date, you separate from service due to your death or Disability, your rights in a pro-rated portion of the Restricted Shares will vest and become freely transferable as of the date of your separation from service. The pro-rated portion shall be determined by multiplying the number of your Restricted Shares by a fraction, the numerator of which shall be the number of days from the Grant Date through the date of your separation from service due to death or Disability, and the denominator of which shall be the total number of days from the Grant Date through the Vesting Date. Any resulting fractional shares will be rounded down to the nearest whole share. Any Restricted Shares that do not vest as of the date of your separation from service due to death or Disability shall be forfeited at that time.
     (c) Notwithstanding subsection (a) to the contrary, the Board shall have the discretion to accelerate the vesting of Restricted Shares awarded pursuant to this letter agreement if you should experience an approved separation from service as a Board member. The Board will in its sole discretion determine whether or not to apply this provision and if so, any additional terms or conditions applicable to its application, including, but not limited to, the facts and circumstances that may give rise to an approved separation from service and the number of Restricted Shares with respect to which vesting may be accelerated.
     3. Dividends.
     (a) During the period beginning with the Grant Date and ending with the Vesting Date (or the earlier forfeiture of your Restricted Shares), you will have the right to receive dividends on the Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its shareholders of record. These dividends, if any, will be paid at the same rate and at the same time as such dividends are paid by the Company on its authorized and issued shares. However, these dividends, if any, will be paid into a non-interest bearing account to be held until you shall have met the requirements for the vesting of the Restricted Shares as provided in Section 2 above, at which time the accumulated dividends attributable to the Restricted Shares that have vested and become transferable on the Vesting Date shall be paid to you in a single lump sum distribution within 90 days following the Vesting Date. Any dividends attributable to Restricted Shares that do not vest as of the Vesting Date shall be forfeited.
     (b) The Company’s obligation under this Section 3 shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Section 3 prior to the date any dividends become payable pursuant to the terms of this Agreement. All dividends held in the non-interest bearing account described in subsection (a) will remain general assets of the Company subject to the claims of its general creditors. This Agreement does not give to you any ownership interest in any assets of the Company, and all rights of ownership in the accumulated dividends are and remain in the Company. Your right to receive payment of accumulated dividends attributable to vested Restricted Shares shall be solely those of an unsecured general creditor of the Company.
     4. Power of Attorney. To facilitate the cancellation of any Restricted Shares pursuant to Section 2 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this letter.

     5. Book Entry Form; Delivery of Shares. The Company shall, as soon as administratively feasible after your execution of this letter, direct the Company’s transfer agent for Company Stock to make a book entry record showing ownership for the Restricted Shares in your name, subject to the terms and conditions of the Plan and this letter. As soon as practicable following the date on which the Restricted Shares become nonforfeitable and fully transferable pursuant to Section 2 above, the Company will issue appropriate instructions to that effect to the transfer agent for Company Stock.
     6. Rights as a Shareholder. Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon, in accordance with the provisions of Section 3.
     7. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Shares awarded to you under this letter prior to the time such Restricted Shares become fully vested in accordance with this letter.
     8. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.
     9. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.
     10. Notices. Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at 4064 Colony Road, Suite 200, Charlotte, NC 28211. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
     11. Applicable Securities Laws. The Company may delay delivery of the stock certificates evidencing Restricted Shares until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.
     13. Acceptance of Restricted Shares. By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in this letter agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this letter will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy to the Company.
     14. Compliance with Section 409A of the Code. It is intended that this Agreement comply with Section 409A of the Code and Treasury Regulations thereunder to the extent it is subject to Section 409A, and other guidance and transition rules issued thereunder (“Section 409A”), and this Agreement will be interpreted and operated consistently with that intent. If the Company determines that any provisions of this Agreement do not comply with the requirements of Section 409A of the Code, the Company has the authority to amend this Agreement to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A. The Company also has express discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Section 409A. Neither the Company nor you have any discretion to accelerate the timing or schedule of any benefit payment under this Agreement that is subject to Section 409A, except as specifically provided herein or as may be permitted pursuant to Section 409A.

     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed, as of this ___ day of [DATE].

HORIZON LINES, INC.
By:
Its:

Agreed and Accepted:

[NAME OF DIRECTOR]

Date

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